BAKER
                            &
                       HOSTETLER LLP
                 3200 National City Center
                   1900 East 9th Street
                Cleveland, Ohio 44114-3445
               216/621-0200 Fax 216/696-0740

                     April 16, 1998


Outback Steakhouse, Inc.
Suite 200
550 North Reo Street
Tampa, FL  33609

    Re:     Registration Statement on Form S-3

Gentlemen:

    As counsel for Outback Steakhouse, Inc., a Delaware corporation (the "Company"), we are familiar with the Company's Registration Statement on Form S-3 (the "Registration Statement") being filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to 46,346 shares of the Company's Common Stock, $.01 par value (the "Shares"), all of which Shares are being offered for the account of a certain selling stockholder named in the Registration Statement.

    In connection with the foregoing, we have examined the Certificate of Incorporation, as amended, and the By-Laws of the Company, and such records of the corporate proceedings of the Company and such other documents as we have deemed necessary to render this opinion.

    Based upon the foregoing examination, we are of the opinion that the Shares are legally issued, fully paid, and nonassessable.

    We hereby consent to the filing of this opinion as Exhibit
5 to the Registration Statement and to the use of our name under the caption "Legal Matters" in the prospectus which constitutes a part of the Registration Statement. In giving our consent, we do not hereby admit that we are in the category of persons whose consent is required under
Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission.

                                Very truly yours,


                                Baker & Hostetler LLP